November 23, 1994



Via Federal Express

Mr. Mark S. Sellers
Executive Vice President - Finance,
Chief Financial Officer
Homeland Stores, Inc.
400 N.E. 36th Street
Oklahoma City, Oklahoma 73105



                      Re:  Purchase of Assets

Dear Mark:

   This letter incorporates by reference that certain discussion document entitled "Notes of Conversation for Proposed Homeland and Associated Wholesale Grocers, Inc. Transaction" (a copy of which is attached hereto as Exhibit A and incorporated herein by reference) (referred to herein as the "Outline") and further sets forth the general structure of a proposed purchase agreement ("Purchase Agreement") between Associated Wholesale Grocers, Inc. ("AWG"), as buyer, and Homeland Stores, Inc. ("Homeland"), as seller. This letter represents only our current good-faith intention to negotiate and enter into the definitive Purchase Agreement and to consummate the transaction contemplated in the Outline, subject to complete due diligence.

   The Purchase Agreement will address the following provisions, due diligence, and conditions precedent and other terms and conditions as follows:

   1. The parties hereto shall enter into the Purchase Agreement which will enumerate and identify with specificity (a) ongoing transactions and relationships among the parties, (b) transactions and relationships involving third parties and (c) the assets ("Assets") to be purchased and otherwise be dealt with thereunder. All are generally contemplated in the Outline.

   2. The Purchase Agreement will: (a) have schedules attached detailing all of the Assets to be owned by Homeland as of the date of the closing hereof ("Closing"); (b) contain the normal and usual warranties relating to organization, affiliate or subsidiary status, authorization, execution and delivery, audited financial statements, absence of conflicts and litigation, compliance with laws, payment of taxes, insurable and marketable title, absence of material changes, existence and status of contracts, maintenance of insurance coverage, broker's fees, breaches of representations and warranties, and breaches of the Purchase Agreement; (c) contain a provision whereby Homeland will not compete with AWG relating to wholesale operations; (d) contain the normal and usual covenants pertaining to investigative rights regarding the Assets, acquisition review, required corporate action, assignments and transfers, compliance with laws, maintenance of insurance, conduct of business in the ordinary course and no changes in business or financial structure, in each case, to the extent it adversely affects the Assets or Supply Agreement (as described in the Outline); (e) contain mutually agreeable provisions regarding discharge by Homeland of liabilities encumbering the Assets prior to or at the Closing; (f) contain mutually acceptable provisions concerning any contingent or unidentifiable liabilities; (g) contain mutually agreeable provisions concerning any union contracts and other agreements pertaining to employees and/or managers employed in connection with any Asset (except as described in the Outline, AWG contemplates that it shall have no liability under any of the foregoing unless specifically assumed by AWG at Closing) and (h) not be signed without approval by both of AWG's and Homeland's Board of Directors. AWG's obligation to consummate the transaction shall not be conditioned upon or subject to the purchase of any of the Assets by any third party. Homeland understands that AWG intends to transfer certain of the Assets to its retail members and that a contemporaneous closing of all of these related transactions is imperative to AWG to insure continuity of operations and Homeland agrees to use its best efforts to coordinate the timing of the Closing and other Closing mechanics with AWG so as to permit the transfer of such Assets to its retail members. In addition, the Purchase Agreement will contain further appropriate terms and conditions as any party may determine necessary and are acceptable to the other parties. Nothing contained herein shall be construed as a comprehensive description of the provisions in the Purchase Agreement, nor a limitation upon AWG or Homeland in respect to the Purchase Agreement.

   3. The following must be completed prior to the execution of the Purchase Agreement:

   a) Except as provided in paragraph 4.(k), AWG conducting a physical inspection of all Assets to be purchased and performing all tests and acts deemed necessary by AWG, including without limitation, mechanical inspections, engineering and soil borings, such activities to be conducted at AWG's expense. The foregoing is in addition to (and not in lieu of) a physical inventory of all FFE, as defined in the Outline. To the extent such inspections are not completed prior to the execution of the Purchase Agreement or reveal unsatisfactory conditions, the Purchase Agreement will contain appropriate provisions relating to the foregoing, which are mutually acceptable to the parties.
   b) AWG's review of complete, true and correct copies of all leases and AWG's conclusion that such leases do not contain commercially unreasonable terms, in AWG's sole discretion.

   c) Receipt by AWG of Homeland's proforma opening balance sheet and profit and loss statement showing projections of Homeland's operation after Closing.

   d) AWG's review of complete, true and correct copies of all contracts referred to in paragraph 7 of the Outline.

   e)   Mutually acceptable Supply Agreement.

   The foregoing shall not preclude AWG from making provisions in the Purchase Agreement for factual matters relating to any of the foregoing which are not disclosed to AWG until after the execution of the Purchase Agreement.

   4. The Purchase Agreement shall also provide that the obligations of AWG thereunder are expressly subject to the following, without limitation, conditions precedent to Closing:

   a)   The Assets shall be owned by Homeland at Closing.

   b) Satisfactory evidence of insurability, marketability and transferability of title of all leasehold interests and real property.

   c) Satisfactory evidence of marketability and transferability of title of all Assets including an acceptable UCC search on all leased premises, furniture, fixtures, equipment, inventory and supplies.

   d) The existence of no material misrepresentations, misstatements or adverse changes relating to the Assets or any other material matter.

   e) Payment by the appropriate party of any transfer taxes and/or charges incurred in connection with the transfer of Assets to AWG.

   f) If applicable, compliance with Bulk Sales Law or such other arrangement mutually agreed to by the parties.

   g) Receipt by AWG of all audited financial statements of Homeland Holding Corporation available from time to time, along with all consolidating detailed financial statements.

   h) Except as provided otherwise, transfer of the Assets free and clear of all liens and encumbrances.

   i) If required, the consent and/or nondisturbance and attornment agreement of the landlord/lessor of any leasehold interest in connection with the assignment of any leasehold interests.
Homeland will not be required to give economic incentives in connection with obtaining the foregoing.

   j) AWG's receipt of an estoppel certificate acceptable to AWG from all landlords and/or lessors on any lease being assumed by AWG, except where the failure to obtain any such certificate or certificates would not have a material adverse effect on the Assets in connection with the 29 Stores and Warehouse Complex taken as a whole. AWG's receipt of an estoppel certificate acceptable to AWG from all third parties to any material contract being assumed by AWG, except where the failure to obtain any such certificate or certificates would not have a material adverse effect on the Assets taken as a whole. In the event an estoppel certificate reveals a non-material but significant economic discrepancy (as defined in the Purchase Agreement) previously unknown to the parties, the parties will equitably resolve such discrepancy prior to or at Closing. Homeland will not be required to give economic incentives in connection with obtaining the foregoing.

   k) AWG conducting prior to Closing surveys and environmental audits. Such activities to be conducted at AWG's expense.

   l) AWG conducting in concert with Homeland prior to Closing a detailed physical inventory of all inventories and FFE described in the Outline.

   m) Satisfaction of AWG's credit requirements as set forth in Paragraph 9d of the Outline.

   n) Satisfactory evidence of compliance by Homeland with all requirements of Homeland's lender/debt/lien/security documents to the extent necessary so that the transactions contemplated do not constitute a default under such documents.

   o) Performance by Homeland of all obligations required by the Purchase Agreement.

   p) Receipt by AWG of a satisfactory fair market value opinion/appraisal, and an auditor's review report from appropriate experts. HL will engage experts reasonably acceptable to AWG; provided, however, such activities will be at AWG's expense. Such appraisal or report shall be reasonably satisfactory to AWG in all material respects.

   q) Receipt by AWG of a report regarding the solvency of Homeland (whether solvent or not) from an appropriate expert. HL will engage experts reasonably acceptable to AWG; provided however, such activities will be at AWG's expense. For purposes hereof, The
Manufactures' Appraisal Company ("MAC") will be an independent expert acceptable to AWG.

   5. The Purchase Agreement shall also provide that the obligations of Homeland and AWG thereunder are expressly subject to the following, without limitation, conditions precedent to Closing:

   a) All requirements, which in the reasonable opinion of legal counsel, need to be satisfied relating to the Anti-Trust Improvements Act of 1976, Department of Justice, Federal Trade Commission, Securities Exchange Commission and any other approval by any applicable regulatory authority required or requested to rule on this transaction.

   b) Receipt of satisfactory opinions from the other party's legal counsel.

   c)   Compliance with the Worker Adjustment and Retraining
Notification Act and all related laws, regulations or ordinances in respect to plant closings.

   d) Compliance with laws relating to transfer of any inventory consisting of liquor and pharmaceuticals.

   e) Mutual acceptable allocations of the purchase price to the components of the Assets. The form of the allocation certificate shall be attached as an exhibit to the Purchase Agreement. It is agreed that the amounts paid for the Supply Agreement from time to time pursuant to the formula set forth in paragraph 9 of the Outline is consideration solely for the Supply Agreement.

   6. The Purchase Agreement shall also provide that the obligations of Homeland are expressly subject to the following, without limitation, conditions precedent to the closing:

   a) Receipt of all necessary consents and approvals, including those of lessors, landlords, lenders and security holders.

   b) The existence of no material misrepresentations, misstatements or adverse changes relating to AWG.

   c) Performance by AWG of all obligations required by the Purchase Agreement.

   7. After the full execution of this letter of intent, AWG is to begin due diligence in earnest and shall be permitted to make a full and complete investigation of the Assets to be purchased, the leases and contracts to be assumed and all other documents which control the transactions or relationships addressed by the Outline. In addition, as soon as reasonably possible following the execution of this letter of intent by AWG and Homeland, Homeland will provide to AWG the documents described on Exhibit B attached hereto and
incorporated herein.   Upon execution of this letter of intent by
both parties, AWG agrees to immediately commence and diligently pursue (i) the review of the documents on Exhibit B upon receipt by AWG thereof, and (ii) all investigations, inspections and due diligence contemplated hereunder and to use its reasonable efforts to complete all such due diligence as soon as practicable prior to the signing of the Purchase Agreement. AWG will use its best efforts to reduce the number and scope of conditions precedent to its obligations to close the transactions contemplated hereby. The Purchase Agreement shall also provide that upon reasonable request prior to the Closing Date, AWG and its representatives shall have, at all reasonable times and upon reasonable notice, access to any other records of Homeland pertaining to the Assets and the premises relating to any of the leases described herein and such other information or access as AWG shall, from time to time, reasonably request.

   8. In consideration of the substantial expenditures of time, effort and expense to be undertaken by AWG in connection with the preparation and execution of the Purchase Agreement, and the various investigations and review referred to above, Homeland undertakes and agrees that during the period from execution of this letter of intent through December 1, 1994 (or shorter period if AWG or Homeland terminates its good faith intent to proceed with the transaction) Homeland shall not actively solicit any other prospective purchaser of the Assets which are the subject of this letter agreement, other than dispositions of Assets in the ordinary course of business.

   9. Other than any commission owed to Lazard Freres & Co. which will be paid by Homeland, AWG and Homeland warrant each to the other that there are no claims for brokerage commissions or finders' fees in connection with this transaction.

  10. Whether or not the transactions contemplated by this letter agreement are consummated, except as otherwise expressly stated herein, AWG and Homeland will bear their own costs and expenses incurred in connection with such transactions. Transfer taxes and/or charges incurred in connection with the transfer of the Assets to AWG will be split by the parties, unless otherwise required by applicable law.

  11. Except as required by law and except for a press release which has been agreed to by Homeland and AWG and which will be issued upon execution of this letter of intent, no public announcement regarding the execution of this letter of intent or the transaction contemplated hereby shall be made without the mutual consent of AWG and Homeland. In that regard, the partes agree that neither party will make statements for the other party. The parties will carefully coordinate all communication with any third party. The foregoing shall not prohibit or restrict Homeland from discussing the transaction with its lenders or security holders. AWG shall not communicate with any Homeland employee or employee representative without the prior verbal consent of a designated representative of Homeland and Homeland may condition its consent upon its participation in any such communication.

  12. (a) The Confidentiality Agreement heretofore executed by the parties on or about April 12, 1994 shall remain in full force and effect. In addition, it is hereby agreed that operational information supplied by any party shall be included as either "Homeland Confidential Information" or "AWG Confidential Information" as the case may be. To the extent that any party believes that the terms of the Confidentiality Agreement need to be further expanded (or further defined) to protect their interests in proprietary information, all other parties shall agree to such modifications as are commercially reasonable under the circumstances.

          (b) Notwithstanding the foregoing, Homeland acknowledges and agrees that AWG does not operate retail grocery stores. Consequently, it is recognized that all of the Assets and obligations contemplated by the Outline which pertain to the operation of retail locations will be sold to and/or assumed by current or future AWG retail members contemporaneously with the Closing of the Purchase Agreement. Toward that end, AWG has already (with the permission of Homeland) provided certain information to its retail members and third parties interested in retail grocery stores to be purchased by AWG. In addition, with Homeland's prior written approval which shall not be unreasonably withheld, AWG may forward to its shareholders and such third parties additional information with respect to the Assets, including the location and size of stores. If an approved AWG shareholder or third party requests additional information on one or more stores, such information may be provided to said shareholder by AWG with Homeland's prior written approval which
shall not be unreasonably withheld.   AWG shall obtain or have
obtained an executed confidentiality agreement by said shareholder or third parties receiving such information containing substantially the same terms and provisions as this paragraph and the Confidentiality Agreement.

  AWG considers that time is of the essence in consummating the proposed transaction. Accordingly, we have instructed our counsel to work with your counsel after the execution of this letter of intent to prepare the Purchase Agreement which will contain provisions in accordance with the foregoing, together with such further appropriate terms and conditions as counsel may mutually determine, in addition to such ancillary documents as may be necessary to implement the foregoing. The Purchase Agreement and such additional documents shall be subject, in all respects, to the approval of all parties thereto. It is, of course, understood (i) that this letter is intended to be, and shall be construed only as, a letter of intent, summarizing and evidencing AWG's proposal and not as an offer to purchase the above-described Assets or an agreement with respect thereto; (ii) that the respective rights and obligations of AWG and Homeland remain to be defined in the definitive Purchase Agreement, into which this letter of intent and all prior discussions shall merge; and (iii) in the event the definitive Purchase Agreement is not fully executed within thirty
(30) days after execution by the last party to sign this letter of intent for any reason whatsoever, then neither AWG nor Homeland shall have any rights or obligations hereunder; provided, however, that the obligation of Homeland and AWG under paragraphs 7, 8, 11 and 12 shall be binding upon Homeland and AWG when this letter of intent is executed and delivered by you. If the parties do not execute a Purchase Agreement within thirty (30) days after execution by the last party to sign this letter of intent, then the provisions of paragraphs 7 and 8, shall no longer be binding upon Homeland or AWG.

 The intentions expressed in this letter shall be null and void unless Homeland accepts and executes this letter and AWG receives the executed letter on or before December 1, 1994. If the foregoing meets with the approval of Homeland, please sign and return the enclosed duplicate copy of this letter at your earliest convenience.


                                     Very truly yours,

                                     ASSOCIATED WHOLESALE GROCERS, INC.


                                     By:  /s/Mike DeFabis
                                          Mike DeFabis, President




APPROVED AND ACCEPTED:


HOMELAND STORES, INC.


By:  /s/Mark S. Sellers
  Mark S. Sellers
  Executive Vice President - Finance
  Chief Financial Officer


Date: November 30, 1994














p:\wp50\docs\acquisit\homeland\letterof.int\shields.12
December 5, 1994 cap/cm

For Discussion Purposes Only                               November 23, 1994


                                      NOTES OF CONVERSATION
                                           FOR PROPOSED
                                HOMELAND STORES, INC. ("HL") AND
                           ASSOCIATED WHOLESALE GROCERS, INC. ("AWG")
                                           TRANSACTION


1.    AWG agrees to purchase certain assets of HL.
      AWG to purchase 29 of the 111 stores (See list on Ex A).
      AWG to supply 67 of the remaining stores and the Edmond Store.

2.    The Assets included in the Purchase Price are as follows:

      a.   The 29 Stores listed on Exhibit A, includes:

           (i)       Leases ("Store Leases");

           (ii)      Real estate owned (6 properties);

           (iii) Furniture, fixtures, equipment and supplies which do not bear the HL name or logo ("FFE");

           (iv)      Inventory in the stores (other than Edmond);

           (1) Edmond, OK (Store 777) - AWG agrees to grant HL the option to sublease back this store (and FFE) after Closing, subject to all of the terms and conditions contained in the existing lease and the consent of the landlord thereunder, if required, at the lease rates specified in the lease from time to time for a term from Closing to June 1, 1995 and thereafter on a month-to-month basis (at HL's election) but in no event later than January 1, 1996. FFE will be leased at $110,826 per annum. Upon the termination of such sublease, AWG will pay HL for the Edmond inventory at a price to be calculated pursuant to the formula described in Section 6 below.

  b. The warehouse complexes and associated offices, (including all leases ("Warehouse Leases") and real estate owned relating thereto), including:

           (i)        Grocery Warehouse Lease;

           (ii)       Produce Warehouse Lease;

           (iii)      Annex Lease;


                                            EXHIBIT A
                                       TO LETTER OF INTENT
      (iv)           Repack/Variety Lease;

      (v)            HL's Corporate Office Lease.

      (vi) Dairy and Ice Cream property and improvements held in fee;

      (vii) FFE relating to the foregoing, other than FFE relating to HL's corporate headquarters' ongoing operations; however, prior to finalizing the definitive agreement, as to FFE relating to HL's corporate headquarters' ongoing operations, the parties will analyze certain shared items involved and mutually agree on such items' inclusion or exclusion with the intent that HL will be able to retain or have access to all FFE necessary to continue its business operations; and

      (viii)         Inventory in the warehouse(s);

3. AWG will pay to HL a Purchase Price of $45 million for the above Assets, other than inventory.

4.    Inventory at the warehouses.

      a)   AWG will purchase all good saleable inventory.

      b) The purchase price for the inventory (other than perishable inventory) will be calculated at HL's last System Cost, as further described in paragraph 4(d) below (acquisition cost), less certain off-invoice allowances and excluding cash discounts.

      c) Perishable inventory will be calculated at dead net cost, i.e., HL's book cost.

      d) HL will maintain costing until closing which is consistent with HL's past practice as set forth in HL's Listing of Warehouse Inventory dated September 20, 1994 heretofore provided to AWG ("System Cost").

5.    Open Purchase Orders

      AWG will assume HL's obligations under purchase orders for warehouse inventory which are open at the time of closing.

6.    Inventory in the 29 stores

      a)   AWG will purchase all good saleable inventory.

      b) The inventory will be identified by HL's categories. The purchase price for such inventory will be an amount equal to the calculation below:

                       Cost of inventory at Retail   X   Inventory Factor.

      For purposes herein, the Inventory Factor is calculated as follows:


      (HL's Going-In Gross) + (W/T Expense/Realized Sales) =
      Inventory Factor.


      For purposes herein, HL's Going-In Gross is defined as the calculation described as "Percent Spread" on Exhibit B attached hereto. Warehouse Expenses, Transportation Expense and Realized Sales will be defined as set forth on Exhibit B. The W/T Expense is defined as the Warehouse Expenses, plus the Transportation expense.

      When calculating the Going-In Gross, the parties will use the average of the Going-In Gross from January 1, 1995 through Closing.

      c) The inventory relating to Pharmacy, which AWG is legally permitted to purchase, will be calculated at HL's acquisition cost. Any Pharmacy product with less than a three-month shelf life will either be returned to the supplier by HL; or if return is restricted, the purchase price for such inventory will be HL's acquisition cost times 50%. HL will also have the option to transfer such product with less than a three-month shelf life to another HL store.

7. Existing Contracts. (Subject to AWG review, AWG approval and required third party consents.)

      a) HL will provide AWG with a complete list of all existing supply, service and equipment and other contracts (excluding union contracts), as well as copies thereof to the extent requested by AWG. With respect to any equipment, service, supply or other contract, the parties shall enter into an undertaking whereby the burdens and benefits of such agreements are equitably apportioned between the parties. [AWG will not be responsible for or enter into undertakings in connection with any contracts relating to the 29 Stores (as described below) or HL's distribution center to which HL enters after the execution of the letter of intent, unless mutually agreed to otherwise by the parties.]

      b) For purposes hereof, it is agreed that contracts which affect all stores ("ASC") shall be subject to the following apportionments:

           (i) Except as set forth below, AWG will undertake to be responsible for 25% of the obligations set forth in each ASC, as such undertaking relates to the 29 stores listed on Exhibit A to the Outline ("29 Stores").

           (ii) With respect to obligations, if any, to repay, buy back or otherwise compensate ("Repayment") the other party to an ASC due to a default (the parties will mutually agree upon what constitutes an appropriate level of default):

           A. If AWG's actions or omissions (or the actions or omissions of any AWG member or purchaser of any of the 29 Stores) trigger a Repayment, AWG shall be responsible for all of such Repayment.

           B. If the Repayment is triggered by any event not covered by subparagraphs A or C, AWG shall be responsible for 25% of the Repayment and HL shall be responsible for the remainder.

           C. If the Repayment is triggered by HL in connection with the 82 remaining stores and such trigger is not related to the 29 Stores sold to AWG, HL shall be responsible for all of such Repayment.

           (iii) With respect to obligations to deal exclusively, obligations to meet certain performance levels and promotional obligations under an ASC, AWG will cause its retail members or any purchasers which operate the 29 Stores to carry the required products and/or to otherwise comply with the required performance levels and promotional obligations and AWG will be responsible for any breach.

           (iv) Any benefits, monetary or otherwise, relating to the ASC contracts received by HL on an ongoing basis after Closing will be prorated in a manner consistent with the allocation of obligations as set forth above.

      c) With respect to any contracts exclusively relating to the warehouse (other than collective bargaining agreements), AWG will assume all such contracts.

      d) With respect to any contracts which exclusively relate to one or more of the 29 Stores or which any such Store is a party, AWG will cause the applicable retail member or purchaser of such Store(s) to assume such contract or enter into an agreement whereby such retailer agrees to be responsible for such liability and AWG will be responsible for any damages or liabilities resulting from any breach, non-performance or non-assumption.

      e) With respect to the Corrugated Service contract, AWG will assume the contract.

      f) The K-C Computer Services, Inc. ("K-CCS") contract will be handled in the following manner:

           (i) HL shall analyze its ongoing needs to operate the segment of its business which is not being sold to AWG at this time. HL shall advise AWG of its requirements for services under the K-CCS contract.

           (ii) AWG will undertake to satisfy and will be responsible for all obligations (including any payments) under the K-CCS contract which are above and beyond HL's ongoing requirements.

      g) The Drake Refrigerated Lines, Inc. ("Drake") contract relating to HL's fleet will be assumed by AWG.

      h) Both parties will cooperate to avoid and/or minimize Teamster pension withdrawal liability ("TPWL"). If any TPWL is triggered by any of the transactions contemplated hereby or otherwise subsequent to the Closing, AWG will reimburse HL for such TPWL up to $3,471,000. If HL and AWG agree to alternative arrangements for the avoidance of TPWL, AWG will reimburse HL the costs associated with such alternative arrangements, if any, up to $3,471,000.

8.    Office Sharing.

      a) During a transition period while HL is relocating its headquarters and office space to service their remaining stores, AWG will lease space to HL (at zero rental cost) in the current HL Corporate Offices, which will be reconfigured to accommodate AWG's and HL's respective needs.

      b) The transition period will be the nine-month period after the Closing date.

9. HL will enter into a Supply Agreement with AWG and AWG will be HL's primary supplier. Subject to the provisions of paragraph 7 above and subparagraph 9(f) below, HL will agree to buy the products offered for sale in HL stores from AWG, which are available from AWG's warehouse from time to time, and AWG agrees to sell to HL products available from AWG's warehouse at the lowest prices and best terms available to other AWG retailer/members. HL shall have available to it all cost saving mechanisms available to other AWG members, including AWG's Concentrated Purchase Allowance Program ("CPA"). The schedule relating to AWG's current CPA program is attached as Exhibit "C".

      a. As consideration for the Supply Agreement, AWG will pay to HL an amount calculated as follows each AWG fiscal quarter for a period of seven (7) years:

           Quarterly Payment = Target Payment X Operative Fraction.

           (i) For purposes of the foregoing calculation, the Target Payment amounts shall be as set forth on the quarterly payment schedule ("QPS"), attached hereto as Exhibit "D" and the Operative Fraction shall be a function of the Purchase Percentage as set forth below. The Purchase Percentage shall be determined from a fraction the numerator of which is the actual purchases through AWG's warehouse by HL during the quarter in question and the denominator of which is $72,500,000 [$290,000,000/4]. The Operative
                     Fraction to be utilized is reflected in the following table:

                     If the Purchase                The Operative
                     Percentage is:                 Fraction shall be:

                     100 - 90.01%                           100%
                      90 - 80.01%                            90%
                      80 - 70.01%                            80%
                      70 - 60.01%                            70%
                      60 - 50.01%                            60%
                      50 - 40.01%                            50%
                      40 - 30.01%                            40%
                      30% or below                            0%

           (ii) For reference purposes, the QPS sets forth the dollar amounts of the Quarterly Payments associated with the foregoing; provided, however, the Quarterly Payments made for the first three quarters of any fiscal year during the term of the Supply Agreement shall be subject to a year-end adjustment such that the Purchase Percentage and the Operative Fraction shall be calculated as to HL's cumulative purchases at fiscal year-end.

           (iii) In the event that HL sells any of its remaining stores to one or more current or future AWG retail members, the purchases by such AWG retail member shall be credited to HL's benefit for purposes of the Operative Fraction and Purchase Percentage; provided, however, that the amount of such credit shall be equal to the purchases of each such sold store for the prior four fiscal quarters as an HL store.

      b. Failures to perform by either party under the terms of the Supply Agreement will be addressed in the definitive agreement.

           (i) Force Majeure will be addressed in the Supply Agreement, and such provision will address, among other things, if AWG does not or cannot supply HL due to force majeure-type events or the levels for out of stock products exceeds 10% in the aggregate subsequent to notice by HL and a reasonable time period thereafter, (all of which will be defined in the Supply Agreement), HL will be able to seek alternative suppliers until such condition is cured by AWG and such purchases shall be treated as purchases through AWG's warehouse for purposes of computing the Operative Fraction and Purchase Percentage.

      c. AWG will agree to supply HL with certain items, including, without limitation, cross docked merchandise, requested by HL on terms and conditions acceptable to both parties; provided, however, such items must meet reasonable minimum volume requirements.

      d. HL will provide the hard collateral required of AWG Members to secure the Open Account for HL to receive credit terms from AWG. [AWG has provided to HL credit options and associated collateral requirements from which HL may
           choose.]   HL understands that such collateral is a
           condition precedent to AWG's consummation of this transaction. Any HL patronage with AWG will be acceptable hard collateral toward meeting the foregoing collateral requirements. HL is to provide a proforma opening balance sheet and profit and loss statement showing projections of HL's operation after the Closing.

      e. HL's obligation to purchase goods from AWG under the Supply Agreement and AWG's obligation to make required quarterly payments will be for 7 years.

      f. While it is the intent of the parties for AWG to be HL's primary supplier of products, Homeland will be permitted to purchase products from other suppliers from time to time and products commonly categorized as "DSD" items, such as soft drinks, milk and bread.
      g. For purposes of the Supply Agreement, purchases by HL through AWG's warehouse will include purchases that are billed or sold through AWG warehouses in connection with products which are carried in AWG's warehouses. For purposes herein, the word "carried" includes products upon which AWG is able to realize a gross margin in contrast to products which may be handled on its docks for a handling fee on a cost recovery basis. The Supply Agreement will detail various types of transactions, such as SOLOS and continuities, which qualify as "billed or sold". (Notwithstanding the foregoing, qualifying purchases for purposes of calculating year-end patronage shall be calculated pursuant to AWG's policy then in effect during the terms of the Supply Agreement.)

      h. The Supply Agreement will include all HL stores now owned or hereafter acquired or opened (excluding 29 Stores sold to AWG).

      i. HL will be given credit for unsalable products and pricing adjustments on best terms available to other AWG members or retailers, where applicable.

      j. AWG will pass-through promotional and advertising allowances and rebates from manufacturers and vendors to HL on the same basis as any other AWG member and as appropriate for HL's level of purchases.

      k. HL will receive seasonal, special promotions and advertising programs on the best terms available to other AWG members and as appropriate for HL's level of purchases.

      l. The quality relating to goods will be consistent with other wholesalers within market area.

      m. The activities of AWG will meet all applicable legal and regulatory requirements.

      n. AWG will provide to HL a service level commensurate with all other members.

           (i)       AWG will make timely deliveries.

      o. AWG will make available to HL all information and reports which are available to other members at a cost, if any, equal to that charged to other members (Note: any such charge is based on a cost recovery for AWG.)

      p.   HL to provide copies to AWG of all SEC filings and reports.

      q.   The term of the Supply Agreement will be 7 years.

      r. The Supply Agreement will address the rights of either party upon material breach of agreement.

      s. The specific events of defaults will be addressed in the Supply Agreement.

      t.   Remedies will be addressed in detail in the Supply
           Agreement and will address those matters described in paragraphs 9(v) and 9(w) below.

      u. AWG will provide HL evidence of products liability and comprehensive liability insurance.

      v. The Supply Agreement will provide that there will be no cross-defaults between the Supply Agreement and the Purchase Agreement.

      w. During the first two (2) years of the term of the Supply Agreement in the event there is a material breach of the right of first offer or non-compete provisions of the Supply Agreement by HL (or permitted successors), then AWG's obligations with respect to the Drake and K-CCS contracts will cease and HL will be liable for such obligations. Such a material breach of the Supply Agreement will not change the obligations of the parties with respect to any other existing contracts or other obligations described in paragraph 7 above and AWG's obligations in connection with such existing contracts or other obligations will continue notwithstanding such breach. In addition, breaches of the Supply Agreement other than such a material breach will not change the obligations of the parties with respect to any existing contracts or other obligations described in paragraph 7 above and AWG's obligations in connection with such existing contracts or other obligations will continue notwithstanding such breaches. If following a material breach of the right of first offer or non-compete provisions of the Supply Agreement terminating AWG's obligations with respect to the Drake and K-CCS contracts, AWG brings suit against HL for damages resulting from such breach, AWG will not seek and will not be entitled to receive damages in respect of any liabilities under such contracts originally assumed by AWG but for which AWG's responsibility has terminated.

10. This provision is subject to approval by AWG's Board of Directors. HL will grant a Right of First Offer to AWG on the remaining 67 stores. In the event HL decides to sell any store, HL must give notice to AWG of any desired sale (which notice would include the desired sales price and the general terms). AWG would have 45 days to accept the offer of sale described in such notice and to enter into a definitive sale agreement. AWG and HL would negotiate in good faith to enter into a definitive sale agreement. If AWG does not accept the offer of sale described in such notice and enter into such sale agreement within such forty-five day period, HL may sell such store to any other party for a price that is not less than 90% of the proposed sales price, and on other general terms that are not more favorable in the aggregate than the terms contained in the notice described above. Sales to "affiliates" shall not be subject to the foregoing; provided, however, (i) affiliates shall include only entities which are wholly owned by HL or Homeland Holding Corporation; (ii) the affiliate must agree in writing prior to such sale to use AWG as the affiliate's wholesale supplier in accordance with the terms of the Supply Agreement between the parties, (iii) the affiliate must agree in writing that any subsequent sale by such affiliate is subject to the foregoing Right of First Offer,
      (iv) such sale to an affiliate shall not be an event of default under any of HL's then outstanding loans, indebtedness or other material contracts, and (v) such transfer shall not result in the insolvency of either HL or the affiliate.

11.   HL will become a member/retailer of AWG.

      a. Purchase 15 shares of AWG Class A Voting Stock at $1,055 per share.

12.   Summary - AWG will pay to HL a Purchase Price of:

      a.   $45 Million for the Assets listed in paragraph 2;

      b. Plus, the amount calculated pursuant to paragraph 4 above for inventory in the warehouses;

      c. Plus, the amount calculated pursuant to paragraph 6 above, for inventory in 28 of the 29 Stores and the Edmond store upon termination of the lease thereof;

      d.   Plus, assume liability under the Store Leases;

      e.   Plus, assume liability under the Warehouse Leases; and

      f. Plus, the undertakings and liabilities described in connection with the contracts and other obligations in paragraph 7.

  The foregoing is subject to further discussions, normal documentation, due diligence and definition of terms.



p:\wp50\docs\acquisit\homeland\docs\ts29
11/23/94

                                 STORES TO BE PURCHASED BY AWG

  Homeland
  Store #           Address                         City                   State      Status
1.    64            220 E. 13th Street              Ada                    OK         Leased
2.    104           4439 N.W. 50th                  Oklahoma City          OK         Leased
3.    130           702 First                       Perry                  OK         Leased
4.    134           409 W. Main                     Watonga                OK         Owned
5.    144           1205 E. Lindsey                 Norman                 OK         Leased
6.    147           5324 Cache Road                 Lawton                 OK         Leased
7.    168           310 S. Main                     Blackwell              OK         Leased
8.    171           616 N. Summit                   Arkansas City          KS         Leased
9.    172           1116 N. Main                    Altus                  OK         Leased
10.   185           1648 S.W. 89th                  Oklahoma City          OK         Leased
11.   194           616 N.W. Sheridan               Lawton                 OK         Leased
12.   198           4510 Lee Blvd.,S.E.             Lawton                 OK         Leased
13.   199           600 W. Independence             Shawnee                OK         Owned
14.   487           1424 S. Yale                    Tulsa                  OK         Owned
15.   491           105 N. Scraper                  Vinita                 OK         Leased
16.   504           420 E. 8th                      Okmulgee               OK         Leased
17.   506           305 S. Broadway                 Cleveland              OK         Owned
18.   508           1530 S. Lewis                   Tulsa                  OK         Leased
19.   516           316 E. Main                     Pawhuska               OK         Leased
20.   524           814 E. Cherokee                 Sallisaw               OK         Leased
21.   530           1000 Hall Street                Coffeyville            KS         Leased
22.   531           416 W. Myrtle                   Independence           KS         Owned
23.   532           108 S. Division                 Okemah                 OK         Leased
24.   535           2110 Broadway                   Parsons                KS         Leased
25.   537           601 E. Wyandotte                McAlester              OK         Leased
26.   544           1500 S.E. Washington            Idabel                 OK         Owned
27.   555           332 N. Lynn Riggs               Claremore              OK         Leased
28.   562           800 E. Okmulgee                 Muskogee               OK         Leased
29.   777           198 E. 33rd                     Edmond                 OK         Leased

p:\wp50\docs\acquisit\homeland\stores.lst\29stores.920
                                            EXHIBIT A
                                    TO NOTES OF CONVERSATION

                                                           Exhibit B to Outline

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY    VARIETY    GROCERY    VARIETY    GROCERY    VARIETY
                                                   0064       0064       0104       0104     0130         0130
Beg. inventory & purchases at retail            582,376     277,089    528,739    239,799    446,733    150,092
Beg. inventory & purchases at cost              413,587     187,498    382,691    162,660    315,244    102,880
                                             ----------------------------------------------------------------
Percent spread                                   71.02%     67.67%     72.38%     67.83%     70.57%     68.54%

Beg. inventory & purchases at retail            582,376     277,089    528,739    239,799    446,733    150,092
Less:  Realized sales                           236,927      34,227    184,515     28,886    205,382     24,705
       Markdowns                                 19,072       2,187     12,821      1,949     14,019      1,730
       Inventory overage (shortage)                   0           0      2,545          0          0          0
                                             ----------------------------------------------------------------
Ending inventory at retail                      326,377     240,675    328,858    208,964    227,332    123,657
Percent spread                                  71.02%      67.67%     72.38%     67.83%     70.57%     68.54%
                                             ----------------------------------------------------------------
Ending inventory at cost                        231,784     162,858    238,021    141,744    160,420     84,760

Realized sales                                  236,927      34,227    184,515     28,886    205,382     24,705
Beg. inventory & purchases at cost            (413,587) (187,498)(382,691)(162,660)(315,244)(102,880)
Ending inventory at cost                        231,784     162,858    238,021    141,744    160,420     84,760
                                             ----------------------------------------------------------------
824 gross profit                                 55,124       9,587     39,845      7,970     50,558      6,585
824 gross profit %                              23.27%      28.01%     21.59%     27.59%     24.62%     26.66%

Adjustments:
    Retail allowances                             6,249       1,182      4,732        995      4,659        764
    Warehouse inv. over/short                        68           6         26          5         55          5
    Warehouse gains/losses                        2,810         250      2,539        200      2,804        201
                                             ----------------------------------------------------------------
Realized gross before W&T                        64,250      11,025     47,142      9,169     58,076      7,555
Realized gross % before W&T                     27.12%      32.21%     25.55%     31.74%     28.28%     30.58%

    Warehouse expense                            (4,324)      (765)    (2,884)      (646)     (4,185)     (616)
    Transportation expense                       (2,019)      (116)      (897)       (61)     (2,029)      (88)
                                             ----------------------------------------------------------------
Realized gross after W&T                         57,908      10,144     43,361      8,463     51,863      6,851
                                             ================================================================
Realized gross % after W&T                      24.44%      29.64%     23.50%     29.30%     25.25%     27.73%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY     VARIETY    GROCERY    VARIETY    GROCERY    VARIETY
                                                 0134        0134       0144       0144       0147       0147

Beg. inventory & purchases at retail            571,450     238,424    794,278    305,294    675,426    263,981
Beg. inventory & purchases at cost              410,143     161,735    578,635    208,022    491,421    177,153
                                             -----------------------------------------------------------------
Percent spread                                  71.77%      67.83%     72.85%     68.14%     72.76%     67.11%

Beg. inventory & purchases at retail            571,450     238,424    794,278    305,294    675,426    263,981
Less:  Realized sales                           232,272      38,076    370,180     59,611    264,912     39,044
       Markdowns                                 15,407       3,084     19,098      2,953     17,120      1,966
       Inventory overage (shortage)             (23,849)    (14,957)       0        1,665         0       5,587
                                             -----------------------------------------------------------------
Ending inventory at retail                      347,620     212,221    405,000    241,065    393,394    217,384
Percent spread                                  71.77%      67.83%     72.85%     68.14%     72.76%     67.11%
                                             -----------------------------------------------------------------
Ending inventory at cost                        249,495     143,960    295,044    164,258    286,222    145,883

Realized sales                                  232,272      38,076    370,180     59,611    264,912     39,044
Beg. inventory & purchases at cost            (410,143) (161,735)(578,635) (208,022)(491,421)(177,153)
Ending inventory at cost                        249,495     143,960    295,044    164,258    286,222    145,883
                                             -----------------------------------------------------------------
824 gross profit                                 71,624      20,301     86,589     15,846     59,714      7,773
824 gross profit %                              30.84%      53.32%     23.39%     26.58%     22.54%     19.91%

Adjustments:
    Retail allowances                             5,610       1,292      9,202      1,940      6,852      1,287
    Warehouse inv. over/short                        60           7         88          9         65          7
    Warehouse gains/losses                        2,929         263      4,866        389      3,541        232
                                             -----------------------------------------------------------------
Realized gross before W&T                        80,223      21,862    100,745     18,184     70,171      9,299
Realized gross % before W&T                     34.54%      57.42%     27.22%     30.50%     26.49%     23.82%

    Warehouse expense                            (4,262)      (790)    (6,669)    (1,279)    (4,601)      (685)
    Transportation expense                       (1,656)       (89)    (1,224)       (74)    (2,339)       (104)
                                             ------------------------------------------------------------------
Realized gross after W&T                         74,305      20,984     92,851     16,831     63,231      8,510
                                             ==================================================================
Realized gross % after W&T                        31.99%    55.11%     25.08%     28.24%     23.87%      21.80%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY     VARIETY    GROCERY    GROCERY    VARIETY    GROCERY
                                                 0168        0168       0171       0172       0172       0185

Beg. inventory & purchases at retail            527,713     238,658    885,649    726,063    295,270    739,092
Beg. inventory & purchases at cost              382,015     163,269    635,303    526,786    198,795    535,056
                                             -----------------------------------------------------------------
Percent spread                                  72.39%      68.41%     71.73%     72.55%     67.33%     72.39%

Beg. inventory & purchases at retail            527,713     238,658    885,649    726,063    295,270    739,092
Less:  Realized sales                           219,342      22,365    201,299    270,976     36,219    298,154
       Markdowns                                 17,847       2,977     21,566     23,614      2,305     25,318
       Inventory overage (shortage)                   0       2,834      1,952      6,559     34,798          0
                                             -----------------------------------------------------------------
Ending inventory at retail                      290,524     210,482    660,832    424,914    221,948    415,620
Percent spread                                    72.39%     68.41%     71.73%     72.55%     67.33%     72.39%
                                             -----------------------------------------------------------------
Ending inventory at cost                        210,312     143,994    474,035    308,291    149,430    300,883

Realized sales                                  219,342      22,365    201,299    270,976     36,219    298,154
Beg. inventory & purchases at cost            (382,015) (163,269)(635,303)(526,786)(198,795)(535,056)
Ending inventory at cost                        210,312     143,994    474,035    308,291    149,430    300,883
                                             -----------------------------------------------------------------
824 gross profit                                 47,639       3,089     40,031     52,481    (13,146)    63,981
824 gross profit %                               21.72%      13.81%     19.89%     19.37%    -36.30%     21.46%

Adjustments:
    Retail allowances                             5,037         850      5,501      6,803      1,237      7,558
    Warehouse inv. over/short                        63           5         48         72          8         78
    Warehouse gains/losses                        2,805         184      2,695      3,854        270      4,127
                                             -----------------------------------------------------------------
Realized gross before W&T                        55,545       4,129     48,275     63,211    (11,631)    75,743
Realized gross % before W&T                      25.32%      18.46%     23.98%     23.33%    -32.11%     25.40%

    Warehouse expense                            (4,298)      (559)    (4,348)    (5,544)      (810)     (5,024)
    Transportation expense                       (1,755)       (80)    (2,574)    (3,403)      (156)     (1,230)
                                             ------------------------------------------------------------------
Realized gross after W&T                         49,492       3,490     41,353     54,264    (12,597)    69,489
                                             ==================================================================
Realized gross % after W&T                       22.56%      15.60%     20.54%     20.03%    -34.78%     23.31%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                VARIETY     GROCERY    VARIETY    GROCERY    VARIETY    GROCERY
                                                 0185        0194       0194       0198       0198       0199

Beg. inventory & purchases at retail            395,693     860,337    332,984    650,736    314,475    838,584
Beg. inventory & purchases at cost              268,549     620,003    223,429    469,990    211,238    606,491
                                             -----------------------------------------------------------------
Percent spread                                   67.87%      72.07%     67.10%     72.22%     67.17%     72.32%

Beg. inventory & purchases at retail            395,693     860,337    332,984    650,736    314,475    838,584
Less:  Realized sales                            53,607     349,677     48,862    285,156     42,751    374,077
       Markdowns                                  4,565      24,173      3,159     17,348      1,668     29,436
       Inventory overage (shortage)               2,420           0      4,478          0          0          0
                                             -----------------------------------------------------------------
Ending inventory at retail                      335,101     486,487    276,485    348,232    270,056    435,071
Percent spread                                   67.87%      72.07%     67.10%     72.22%     67.17%     72.32%
                                             -----------------------------------------------------------------
Ending inventory at cost                        227,427     350,588    185,519    251,509    181,401    314,657

Realized sales                                   53,607     349,677     48,862    285,156     42,751    374,077
Beg. inventory & purchases at cost            (268,549) (620,003) (223,429) (469,990)(211,238)(606,491)
Ending inventory at cost                        227,427     350,588    185,519    251,509    181,401    314,657
                                             -----------------------------------------------------------------
824 gross profit                                 12,484      80,261     10,952     66,674     12,914     82,243
824 gross profit %                               23.29%      22.95%     22.41%     23.38%     30.21%     21.99%

Adjustments:
    Retail allowances                             1,898       8,548      1,669      7,344      1,548      9,360
    Warehouse inv. over/short                        10         104         10         70          8        115
    Warehouse gains/losses                          375       4,517        334      3,498        279      4,962
                                             -----------------------------------------------------------------
Realized gross before W&T                        14,767      93,431     12,965     77,586     14,749     96,680
Realized gross % before W&T                      27.55%      26.72%     26.53%     27.21%     34.50%     25.85%

    Warehouse expense                            (1,189)    (6,431)    (1,128)    (5,374)      (884)     (6,893)
    Transportation expense                          (87)    (2,422)      (134)    (2,434)      (121)     (1,151)
                                             ------------------------------------------------------------------
Realized gross after W&T                         13,492      84,578     11,703     69,777     13,744     88,637
                                             ==================================================================
Realized gross % after W&T                       25.17%      24.19%     23.95%     24.47%     32.15%     23.69%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                VARIETY     GROCERY    VARIETY    GROCERY    VARIETY    GROCERY
                                                 0199        0487       0487       0491       0491       0504

Beg. inventory & purchases at retail            369,713     609,644    246,266    423,536    162,951    557,976
Beg. inventory & purchases at cost              255,000     438,523    165,478    303,926    110,231    404,574
                                             -----------------------------------------------------------------
Percent spread                                   68.97%      71.93%     67.19%     71.76%     67.65%     72.51%

Beg. inventory & purchases at retail            369,713     609,644    246,266    423,536    162,951    557,976
Less:  Realized sales                            53,653     274,701     34,333    145,913     17,904    161,267
       Markdowns                                  3,614      17,323      1,986     11,893      2,953     14,979
       Inventory overage (shortage)                 883         149      1,007          0          0    (16,891)
                                             -----------------------------------------------------------------
Ending inventory at retail                      311,563     317,471    208,940    265,730    142,094    398,621
Percent spread                                   68.97%      71.93%     67.19%     71.76%     67.65%     72.51%
                                             -----------------------------------------------------------------
Ending inventory at cost                        214,893     228,360    140,397    190,686     96,122    289,030

Realized sales                                   53,653     274,701     34,333    145,913     17,904    161,267
Beg. inventory & purchases at cost            (255,000) (438,523) (165,478)(303,926)(110,231)(404,574)
Ending inventory at cost                        214,893     228,360    140,397    190,686     96,122    289,030
                                             -----------------------------------------------------------------
824 gross profit                                 13,546      64,538      9,252     32,673      3,795     45,723
824 gross profit %                               25.25%      23.49%     26.95%     22.39%     21.20%     28.35%

Adjustments:
    Retail allowances                             1,787       6,699      1,061      3,250        554      3,557
    Warehouse inv. over/short                         9          73          6         36          4         48
    Warehouse gains/losses                          352       3,799        269      2,012        153      2,078
                                             -----------------------------------------------------------------
Realized gross before W&T                        15,693      75,109     10,589     37,970      4,505     51,406
Realized gross % before W&T                      29.25%      27.34%     30.84%     26.02%     25.16%     31.88%

    Warehouse expense                            (1,161)    (5,250)      (931)    (3,102)      (455)     (3,358)
    Transportation expense                          (61)    (2,653)      (140)    (2,432)      (127)     (2,253)
                                             ------------------------------------------------------------------
Realized gross after W&T                         14,472      67,206      9,517     32,436      3,923     45,795
                                             ==================================================================
Realized gross % after W&T                       26.97%      24.47%     27.72%     22.23%     21.91%     28.40%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                VARIETY     GROCERY    VARIETY    GROCERY    VARIETY    GROCERY
                                                 0504        0506       0506       0508       0508       0516

Beg. inventory & purchases at retail            459,635     517,492    185,695    650,633    247,248    662,212
Beg. inventory & purchases at cost              298,953     366,691    127,444    466,620    165,293    468,820
                                             -----------------------------------------------------------------
Percent spread                                   65.04%      70.86%     68.63%     71.72%     66.85%     70.80%

Beg. inventory & purchases at retail            459,635     517,492    185,695    650,633    247,248    662,212
Less:  Realized sales                            33,827     236,535     20,449    297,395     43,247    189,545
       Markdowns                                  1,760      15,697      2,628     16,810      2,764     14,054
       Inventory overage (shortage)              27,390     (4,272)      5,837          0          0        155
                                             -----------------------------------------------------------------
Ending inventory at retail                      396,658     269,532    156,781    336,428    201,237    458,458
Percent spread                                   65.04%      70.86%     68.63%     71.72%     66.85%     70.80%
                                             -----------------------------------------------------------------
Ending inventory at cost                        257,992     190,988    107,600    241,279    134,534    324,570

Realized sales                                   33,827     236,535     20,449    297,395     43,247    189,545
Beg. inventory & purchases at cost            (298,953) (366,691)(127,444) (466,620)(165,293)(468,820)
Ending inventory at cost                        257,992     190,988    107,600    241,279    134,534    324,570
                                             -----------------------------------------------------------------
824 gross profit                                 (7,134)     60,833        605     72,054     12,487     45,295
824 gross profit %                               -21.09%     25.72%      2.96%     24.23%     28.87%     23.90%

Adjustments:
    Retail allowances                             1,249       4,974        760      6,545      1,412      4,033
    Warehouse inv. over/short                         8          71          6         68          7         53
    Warehouse gains/losses                          233       3,666        201      4,006        305      2,582
                                             -----------------------------------------------------------------
Realized gross before W&T                        (5,644)     69,544      1,572     82,673     14,211     51,963
Realized gross % before W&T                      -16.68%     29.40%      7.69%     27.80%     32.86%     27.41%

    Warehouse expense                              (550)    (4,815)      (489)    (5,366)      (958)     (4,329)
    Transportation expense                         (142)    (2,383)       (88)    (2,594)      (130)     (2,542)
                                             ------------------------------------------------------------------
Realized gross after W&T                         (6,336)     62,345        996     74,713     13,123     45,093
                                             ==================================================================
Realized gross % after W&T                       -18.73%     26.36%      4.87%     25.12%     30.34%     23.79%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY     VARIETY    GROCERY    VARIETY    GROCERY    VARIETY
                                                 0524        0524       0530       0530       0531       0531

Beg. inventory & purchases at retail            525,425     176,399    650,031    401,722    750,062    424,764
Beg. inventory & purchases at cost              378,750     119,809    467,015    262,767    539,213    280,564
                                             -----------------------------------------------------------------
Percent spread                                   72.08%      67.92%     71.85%     65.41%     71.89%     66.05%

Beg. inventory & purchases at retail            525,425     176,399    650,031    401,722    750,062    424,764
Less:  Realized sales                           156,520      16,932    257,350     37,098    284,574     53,462
       Markdowns                                 17,152       3,020     18,536      3,454     19,118      2,939
       Inventory overage (shortage)                   0         636          0      2,797          0          0
                                             -----------------------------------------------------------------
Ending inventory at retail                      351,753     155,811    374,145    358,373    446,370    368,363
Percent spread                                   72.08%      67.92%     71.85%     65.41%     71.89%     66.05%
                                             -----------------------------------------------------------------
Ending inventory at cost                        253,559     105,826    268,805    234,412    320,892    243,310

Realized sales                                  156,520      16,932    257,350     37,098    284,574     53,462
Beg. inventory & purchases at cost            (378,750) (119,809)(467,015)(262,767)(539,213)(280,564)
Ending inventory at cost                        253,559     105,826    268,805    234,412    320,892    243,310
                                             -----------------------------------------------------------------
824 gross profit                                 31,330       2,949     59,139      8,743     66,252     16,208
824 gross profit %                               20.02%      17.42%     22.98%     23.57%     23.28%     30.32%

Adjustments:
    Retail allowances                             3,733         523      6,495      1,303      6,494      1,829
    Warehouse inv. over/short                        46           5         76          8         87         11
    Warehouse gains/losses                        2,084         183      3,325        268      3,659        367
                                             -----------------------------------------------------------------
Realized gross before W&T                        37,192       3,660     69,035     10,323     76,492     18,415
Realized gross % before W&T                      23.76%      21.62%     26.83%     27.83%     26.88%     34.45%

    Warehouse expense                            (3,416)      (565)    (4,740)      (639)    (5,323)       (913)
    Transportation expense                       (2,310)      (123)    (3,398)      (177)    (3,628)       (231)
                                             ------------------------------------------------------------------
Realized gross after W&T                         31,467       2,973     60,897      9,507     67,541     17,271
                                             ==================================================================
Realized gross % after W&T                       20.10%      17.56%     23.66%     25.63%     23.73%     32.31%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY     GROCERY    VARIETY    GROCERY    VARIETY    GROCERY
                                                 0532        0535       0535       0537       0537       0544

Beg. inventory & purchases at retail            766,212     637,123    352,880    741,565    485,086    750,261
Beg. inventory & purchases at cost              540,915     457,149    225,042    538,981    316,426    542,622
                                             -----------------------------------------------------------------
Percent spread                                   70.60%      71.75%     63.77%     72.68%     65.23%     72.32%

Beg. inventory & purchases at retail            766,212     637,123    352,880    741,565    485,086    750,261
Less:  Realized sales                           204,297     282,071     40,849    280,376     65,754    354,621
       Markdowns                                 21,463      20,396      2,584     23,043      5,237     29,999
       Inventory overage (shortage)              17,300           0        558          0      4,081      4,429
                                             -----------------------------------------------------------------
Ending inventory at retail                      523,152     334,656    308,889    438,146    410,014    361,212
Percent spread                                   70.60%      71.75%     63.77%     72.68%     65.23%     72.32%
                                             -----------------------------------------------------------------
Ending inventory at cost                        369,325     240,122    196,988    318,451    267,456    261,245

Realized sales                                  204,297     282,071     40,849    280,376     65,754    354,621
Beg. inventory & purchases at cost            (540,915) (457,149)(225,042)(538,981)(316,426)(542,622)
Ending inventory at cost                        369,325     240,122    196,988    318,451    267,456    261,245
                                             -----------------------------------------------------------------
824 gross profit                                 32,706      65,045     12,795     59,846     16,784     73,243
824 gross profit %                               16.01%      23.06%     31.32%     21.35%     25.53%     20.65%

Adjustments:
    Retail allowances                             4,694       6,426      1,234      6,640      2,157      8,097
    Warehouse inv. over/short                        67          76          8         89         11        118
    Warehouse gains/losses                        2,718       3,409        301      3,711        436      4,912
                                             -----------------------------------------------------------------
Realized gross before W&T                        40,185      74,957     14,338     70,286     19,387     86,371
Realized gross % before W&T                      19.67%      26.57%     35.10%     25.07%     29.48%     24.36%

    Warehouse expense                            (4,614)    (5,059)      (733)    (5,860)    (1,424)    (7,479)
    Transportation expense                       (1,380)    (3,712)      (199)    (3,611)      (270)    (4,259)
                                             ------------------------------------------------------------------
Realized gross after W&T                         34,191      66,185     13,407     60,815     17,693     74,632
                                             ==================================================================
Realized gross % after W&T                       16.74%      23.46%     32.82%     21.69%     26.91%     21.05%
                                             ==================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                VARIETY     GROCERY    VARIETY    GROCERY    VARIETY
                                                 0544        0555       0555       0562       0562

Beg. inventory & purchases at retail            360,533     797,460    451,901   1,006,563      521,342
Beg. inventory & purchases at cost              246,676     581,475    300,307     725,827      337,872
                                             ----------------------------------------------------------------
Percent spread                                   68.42%      72.92%     66.45%     72.11%        64.81%

Beg. inventory & purchases at retail            360,533     797,460    451,901   1,006,563      521,342
Less:  Realized sales                            32,094     331,524     55,160     424,114       79,202
       Markdowns                                  3,723      32,536      4,879      31,743        3,704
       Inventory overage (shortage)                   0           0      3,339          0           814
                                             ----------------------------------------------------------------
Ending inventory at retail                      324,716     433,400    388,523     550,706      437,622
Percent spread                                   68.42%      72.92%     66.45%      72.11%       64.81%
                                             ----------------------------------------------------------------
Ending inventory at cost                        222,170     316,017    258,190     397,111      283,614

Realized sales                                   32,094     331,524     55,160     424,114       79,202
Beg. inventory & purchases at cost            (246,676) (581,475)(300,307)(725,827) (337,872)
Ending inventory at cost                        222,170     316,017    258,190     397,111      283,614
                                             ----------------------------------------------------------------
824 gross profit                                  7,588      66,067     13,043      95,398       24,945
824 gross profit %                               23.64%      19.93%     23.65%      22.49%        31.50%

Adjustments:
    Retail allowances                             1,124       7,251      1,935       9,473        2,757
    Warehouse inv. over/short                         8          98         10         132           12
    Warehouse gains/losses                          272       4,458        406       5,814          480
                                             ----------------------------------------------------------------
Realized gross before W&T                         8,992      77,873     15,394     110,816       28,194
Realized gross % before W&T                      28.02%      23.49%     27.91%    26.13%         35.60%

    Warehouse expense                              (933)    (6,093)    (1,160)    (8,595)        (1,421)
    Transportation expense                         (157)    (3,681)      (217)    (4,585)          (237)
                                             ----------------------------------------------------------------
Realized gross after W&T                          7,902      68,099     14,017      97,636       26,536
                                             ================================================================
Realized gross % after W&T                       24.62%      20.54%     25.41%     23.02%        33.50%
                                             =================================================================

Homeland Stores, Inc.
Analysis of 824 Gross Profit to Realized Gross Profit
For the 4 weeks ended September 10, 1994

                                                GROCERY      VARIETY
                                                 0777         0777

Beg. inventory & purchases at retail            1,326,977    815,978
Beg. inventory & purchases at cost                950,572    547,726
                                         -----------------------------
Percent spread                                    71.63%       67.13%

Beg. inventory & purchases at retail            1,326,977    815,978
Less:  Realized sales                             728,399    133,905
       Markdowns                                   40,988      7,381
       Inventory overage (shortage)                    0      (2,198)
                                         -----------------------------
Ending inventory at retail                        557,590    676,890
Percent spread                                     71.63%      67.13%
                                         -----------------------------
Ending inventory at cost                          399,426    454,363

Realized sales                                    728,399    133,905
Beg. inventory & purchases at cost              (950,572)  (547,726)
Ending inventory at cost                          399,426    454,363
                                         -----------------------------
824 gross profit                                  177,253     40,542
824 gross profit %                                 24.33%      30.28%

Adjustments:
    Retail allowances                              17,087      4,573
    Warehouse inv. over/short                         189         15
    Warehouse gains/losses                          9,997        695
                                         -----------------------------
Realized gross before W&T                         204,527     45,825
Realized gross % before W&T                        28.08%      34.22%

    Warehouse expense                            (12,003)     (2,589)
    Transportation expense                        (1,628)        (99)
                                         -----------------------------
Realized gross after W&T                          190,895     43,137
                                         =============================
Realized gross % after W&T                         26.21%      32.21%
                                         =============================
/TABLE

                                      EXHIBIT C TO OUTLINE

                               ASSOCIATED WHOLESALE GROCERS, INC.

                              CONCENTRATED PURCHASE ALLOWANCE TABLE

                                              1994


    ANNUAL PURCHASES               WEEKLY PURCHASES         DISCOUNT RATE

         $2,812,253.00                $53,061.37            .100%
         $4,218,379.00                $79,592.05            .150%
         $5,624,506.00               $106,122.75            .200%
         $8,436,759.00               $159,184.13            .225%
        $11,249,012.00               $212,245.50            .250%
        $16,873,518.00               $318,368.26            .275%
        $22,498,024.00               $424,491.01            .300%
        $33,747,036.00               $636,736.52            .325%
        $44,996,047.00               $848,982.01            .350%
        $56,245,059.00             $1,061,227.52            .375%
        $67,494,071.00             $1,273,473.03            .400%
        $89,992,095.00             $1,697,964.05            .450%
       $112,490,119.00             $2,122,455.07            .500%
       $134,988,142.00             $2,546,946.07            .550%
       $157,486,166.00             $2,971,437.09            .600%
       $179,984,190.00             $3,395,928.11            .650%
       $202,482,213.00             $3,820,419.11            .700%
       $224,980,237.00             $4,244,910.13            .750%


- - -      Concentrated Purchase Allowance (CPA) will be paid quarterly by check.

- - -      CPA will be calculated quarterly, annualized and adjusted each quarter to reflect the qualifying volume bracket.

- - -      The CPA brackets will be indexed to the Consumer Price Index and adjusted annually.

- - -      Annual purchases will be based on qualifying sales by equity group and will be calculated in the same manner as year-end rebate.

                                     EXHIBIT D TO OUTLINE


                                        SUPPLY AGREEMENT
                                   QUARTERLY PAYMENT SCHEDULE

% MINIMUM         90.01%        80.01%         70.01%         60.01%         50.01%         40.01%        30.01%
% MAXIMUM        100.00%        90.00%         80.00%         70.00%         60.00%         50.00%        40.00%
               -----------------------------------------------------------------------------------------------------
          @      100.00%        90.00%         80.00%         70.00%         60.00%         50.00%        40.00%
               -----------------------------------------------------------------------------------------------------

MINIMUM        $261,000,029   $232,029,000   $203,029,000   $174,029,000   $145,029,000   $116,029,000   $87,029,000
MAXIMUM        $290,000,000   $261,000,029   $232,029,000   $203,029,000   $174,029,000   $145,029,000  $116,029,000

        1     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        2     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        3     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        4     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        5     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        6     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        7     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        8     $1,322,170.38  $1,189,953.34  $1,057,736.30    $925,519.27   $793,302.23    $661,085.19    $528,868.15
        9     $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      10      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      11      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      12      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      13      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      14      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      15      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      16      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      17      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      18      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      19      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      20      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      21      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      22      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      23      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      24      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      25      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      26      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      27      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50
      28      $1,165,251.25  $1,048,726.13    $932,201.00    $815,675.88   $699,150.75    $582,625.62    $466,100.50

             $33,882,388.04 $30,494,149.24 $27,105,910.43 $23,717,671.63 $20,329,432.82 $16,941,194.02 $13,552,955.22

                                            EXHIBIT B

                                       TO LETTER OF INTENT


      Initial documents and/or schedules to be provided to Associated
Wholesale Grocers, Inc. (AWG) by Homeland Stores, Inc. (Homeland) relating to the Assets:

      1. Schedules detailing all Assets owned by Homeland which are to be transferred to AWG at the date of the Closing.

      2. Schedule of all lawsuits and/or threatened claims relating to the Assets to which Homeland is a party.

      3. Schedule of insurance policies relating to all real property, leasehold interests and Assets.

      4. Complete copies of all material contracts relating to the Assets, including without limitation:

           a.  non-compete agreements
           b.  franchise and/or license agreements
           c. computer software and hardware licenses, leases and/or agreements
           d.  management and employment contracts
           e.  professional service agreements
           f.  supply agreements
           g.  equipment leases
           h.  union contracts
           i. employment agreements or other agreements pertaining to employees or managers relating to the Assets
           j.  fleet leases

      5. Schedule of all taxes (other than income), including property and sales, which are due and payable or which are to become due and payable for the current fiscal year.

      6. Schedule of all salable inventory owned in connection with the Assets.

      7. Schedule of all equipment, furniture, fixtures, furnishings, trade fixtures, fleet, machinery, computers, and all other equipment and used in connection with the Assets.

      8. Schedule of all trade names and service marks used in connection with the Assets.

      9. Schedule of all leases relating to the Assets, in addition to the following documents on each lease:

           a.  Complete, true and correct copies of each lease.
           b.  Location.
           c.  Current purpose and use by Homeland.
           d. All amendments, modifications, guarantees, exhibits and schedules.
           e.  All site plans relating to the location, if any.
           f. All title commitments or title policies relating to the location, if any.
           g.  All surveys, if any.
           h. All subordination, non-disturbance, attornment and estoppel certificates, assignments, consents to assignments, or other agreements executed by Homeland or its predecessors-in-interest relating to each lease.
           i.  Environmental audits, if any.
           j.  Legal description.
           k.  All plans and specifications, if any.
           l. All construction contracts or work orders pertaining to any work currently being or to be performed on the leasehold interests.

   10. Schedule of owned real estate relating to or included in the Assets, in addition to the following on each property:

           a.  Location.
           b.  Legal Description.
           c.  Current purpose and use by Homeland.
           d. The purchase and sales agreement and all amendments thereto relating to the acquisition of the property and all other agreements relating to the property.
           e. The most recent title policy and a copy of all exception documents, if any.
           f.  All surveys, if any.
           g. All plans and specifications, if improved property, if any.
           h. All soils and substrata tests performed and results, engineering plans and studies, if any.
           i.  All environmental audits, if any.
           j. Copies of all easements and encumbrances, if not included in 10.d above.
           k.  Evidence, if any, of utilities available to the site.
           l. Evidence, if any, from city or municipality that there are no current violations of ordinances, rules and regulations.
           m.  Evidence, if any, of proper zoning.
           n.  Photographs of the property, if any.
           o. Copies of all building and maintenance contracts and warranties.
           p.  Copies of the certificates of occupancy.
           q. All construction contracts or work orders pertaining to any work currently being or to be performed on the property.
           r.  Copy of Warranty Deed conveying property to Homeland.

   11. Latest UCC search on all Assets, including, real estate, leasehold interests, inventory and equipments, if any.

   12. Summary of all equipment warranties of manufacturers and/or vendors relating to the Assets.
   13.     Certified Copy of Articles of Incorporation, Bylaws,
Certificate of Good Standing of Homeland Stores, Inc. and Homeland
Holding Corporation.

   14. Copy of most recent audited financial statements of Homeland along with the following:

           a.  P & L on each store to be purchased by AWG.
           b.  P & L on distribution center.
           c. Schedule of the book value of all Assets, including date of purchase, original cost and depreciation taken to date.
           d.  All audited work papers relating to the Assets.

   15. Any and all other documents in Homeland's possession or control, or otherwise, relating to the proposed acquisition, reasonably determined by AWG or its external advisers to be necessary to review.

































p:\wp50\docs\acquisit\homeland\letterof.int\exh-b.new
11/10/94 cap/cm

